As filed with the Securities and Exchange Commission on April 21, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________________

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

___________________________

PERNIX THERAPEUTICS HOLDINGS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

___________________________

Maryland	33-0724736
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

10 North Park Place, Suite 201
Morristown, New Jersey 07960
(800) 793-2145
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

PERNIX THERAPEUTICS HOLDINGS, INC.
2015 OMNIBUS INCENTIVE PLAN
(Full Title of the Plan)

Douglas L. Drysdale
President and Chief Executive Officer
10 North Park Place, Suite 201
Morristown, New Jersey 07960
(800) 793-2145
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas S. Levato, Esq.
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
(212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, $0.01 par value	7,000,000	$0.9305	$6,513,500	$656.00

(1)	Represents 7,000,000 shares of Common Stock that may be offered or sold pursuant to the Pernix Therapeutics Holdings, Inc. 2015 Omnibus Incentive Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) and (h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant's common stock on April 18, 2016, as reported on The NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

    The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities  Act. In accordance  with the instructions  to Part I of Form S-8, such documents  will not be filed with the Securities  and Exchange Commission ("SEC") either as part of this registration statement or as prospectuses  or prospectus supplements  pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus  that meets the requirement  of Section 10(a) of the Securities Act and are available without charge, upon oral or written request, to: Pernix Therapeutics Holdings, Inc., 10 North Park Place, Suite 201 Morristown, New Jersey 07960, Attention: Chief Financial Officer.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the registrant with the SEC are hereby incorporated by reference in this registration statement:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
2.	Our Current Reports on Form 8-K or 8-K/A as filed on April 5, 2016.
3.	Our Definitive Proxy Statement on Schedule 14A as filed on April 14, 2016.
4.	The description of our capital stock contained in Form 8-A filed with the SEC on February 7, 1997, as amended by that certain Form 8-A filed with the SEC on March 15, 2010.

In addition, all documents filed by the registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, are deemed to be incorporated by reference in this registration statement and to be a part hereof from the respective  dates of filing of such documents.  Any statement  contained  in this registration  statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Maryland General Corporation Law.  Section 2-405.2 of Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 2-418(d) of the MGCL requires a corporation (unless its charter provides otherwise) to indemnify a present or former director of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director was made a party by reason of the director's service in that capacity. Section 2-418(b) of the MGCL permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director's service as a director, unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was one by or in the right of the corporation and the director was adjudged liable to the corporation, the corporation may not indemnify the director. Section 2-418(f) permits a corporation to pay or reimburse reasonable expenses incurred by a director who is a party to such a proceeding in advance of the final disposition of the proceeding upon receipt by the corporation of (i) a written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) a written undertaking (that may be unsecured but must be an unlimited general obligation) by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.  Section 2-418(j) of the MGCL also requires a corporation to indemnify an officer of the corporation to the same extent that it must indemnify a director as provided in Section 2-418(d) of the MGCL unless limited by the charter and permits a corporation to indemnify and advance expenses to its officers, employees and agents to the same extent that it may indemnify and advance expenses to its directors.

The indemnification provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

A Maryland corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, whether or not the corporation would have the power to indemnify a director or officer against liability under the provision of Section 2-418. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

Pernix Therapeutics Holdings, Inc. Our certificate of incorporation and by-laws limit the liability of our directors and officers for money damages to the company and its stockholders to the fullest extent permitted from time to time by the MGCL.

Our certificate of incorporation and by-laws provide for indemnification of our officers and directors to the fullest extent permitted under MGCL Section 2-418. Our certificate of incorporation and by-laws also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by us in advance of the final disposition of the action, suit or proceeding to the fullest extent permitted under MGCL Section 2-418.

Our certificate of incorporation and by-laws also require us to purchase and maintain director and officer insurance.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Exhibit Index which is incorporated herein by reference.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant  to Section  15(d) of the Exchange  Act) that is incorporated  by reference  in the registration  statement  shall be deemed  to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification  for liabilities arising under the Securities  Act may be permitted to directors, officers and controlling  persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification  against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling  precedent, submit to a court of appropriate  jurisdiction  the question whether such indemnification  by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements  of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of New Jersey, on the 21st day of April 2016.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Douglas L. Drysdale
Douglas L. Drysdale
President and Chief Executive Officer

POWER OF ATTORNEY

                 We, the undersigned officers and directors of Pernix Therapeutics Holdings, Inc. hereby severally constitute and appoint Douglas L. Drysdale and Sanjay S. Patel, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Pernix Therapeutics Holdings, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

                 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas L. Drysdale	President, Chief Executive Officer and Chairman	April 21, 2016
Douglas L. Drysdale	(Principal Executive Officer)

/s/ Sanjay S. Patel	Chief Financial Officer	April 21, 2016
Sanjay S. Patel	(Principal Financial Officer)

/s/ Michael Golembiewski	Vice President of Accounting and Corporate Controller	April 21, 2016
Michael Golembiewski	(Principal Accounting Officer)

/s/ Steven A. Elms	Director	April 21, 2016
Steven A. Elms

/s/ John Sedor	Director	April 21, 2016
John Sedor

/s/ Tasos Konidaris	Director	April 21, 2016
Tasos Konidaris

EXHIBIT INDEX

Exhibit	Description

3.1	Articles of Incorporation of Pernix Therapeutics Holdings, Inc. (1)

3.2	Articles of Amendment to the Articles of Incorporation of Pernix Therapeutics Holdings, Inc. (2)

3.3	Bylaws of Pernix Therapeutics Holdings, Inc. (3)

4.1	Form of certificate representing shares of common stock of Pernix Therapeutics Holdings, Inc. (4)

5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered

10.1	Pernix Therapeutics Holdings, Inc. 2015 Omnibus Incentive Plan (5)

23.1	Consent of Cherry Bekaert LLP

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature pages to this registration statement)

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(1) Incorporated by reference to the registrant's Form 8-K as filed on March 15, 2010.

(2) Incorporated by reference to the registrant's Form 8-K as filed on July 28, 2015.

(3) Incorporated by reference to the registrant's Form 8-K as filed on March 15, 2010.

(4) Incorporated by reference to the registrant's Form 10-K as filed on March 29, 2012.

(5) Incorporated by reference to the registrant's Definitive Proxy Statement on Schedule 14A as filed on May 8, 2015.